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ATMEL CORPORATION

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Atmel Corporation issued the following press release on the evening of May 14, 2007.

N E W S   R E L E A S E

ATMEL BOARD AND NEW MANAGEMENT TEAM DRIVING VALUE CREATION
Say Actions Speak Louder than Words
SAN JOSE, CA, May 14, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today issued the following statement regarding the Board of Directors’ and new management team’s proven record of action and execution:
“We are executing on our plan to deliver value to Atmel’s shareholders. In the short period since Mr. Perlegos was terminated for cause, we have refocused resources on our core microcontroller product lines, seamlessly halted development on unprofitable and underperforming products and projects, streamlined our manufacturing operations, and expanded our team and talent base. These actions have already resulted in first quarter revenues that outperformed the industry, reached the high end of our guidance, and exceeded analysts’ expectations. The market is recognizing our progress as evidenced by the over 20% increase in Atmel’s stock price since Mr. Perlegos was fired. As we’ve said, these successes are just the beginning. We are focused on transforming Atmel and will continue to implement additional strategic and operational initiatives throughout 2007 and beyond to maximize shareholder value. In support of these actions, industry analysts have stated ‘[M]anagement is aggressively pursuing restructuring actions with further opportunities to pursue in 2007 and 2008’* (Craig Berger, Wedbush Morgan Securities, 05/02/07)
“Given that George Perlegos stole from Atmel and its shareholders, was responsible for widespread and intentional stock option backdating, and failed to implement any of the actions under his ’plan’ in the 20 years he controlled Atmel (despite $1.2 billion in losses during his last five full years as CEO), shareholders should not be fooled into allowing George Perlegos to regain control of the Company through his hand-picked, paid, unqualified, nominees.

*	Permission to use quotations was neither sought nor obtained.

“Actions speak louder than words, and the actions our Board and new management team have taken are clearly driving significant value creation. Shareholders should ask themselves: Who has really been implementing a plan, rather than just talking about it? Who is more qualified to continue implementing actions to enhance shareholder value? With our Board’s and new management team’s record of action, execution, independence and experience, we believe the answer is clear.”
As previously announced, Atmel’s Board of Directors unanimously recommends that shareholders vote AGAINST the Perlegos proposal by signing, dating and returning the Company’s WHITE proxy card TODAY, or by using the instructions on the WHITE proxy card to submit their vote by telephone or Internet.
If shareholders have any questions about how to vote their WHITE proxy, they should contact the firm assisting Atmel in the solicitation of proxies: Innisfree M&A Incorporated toll-free at (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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